Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Wolfspeed, Inc. of our report dated August 23, 2023 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Wolfspeed, Inc.’s Annual Report on Form 10-K for the year ended June 25, 2023.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
November 2, 2023